Exhibit 10.02



                                  AMENDMENT TO
                              EMPLOYMENT AGREEMENT
                                     BETWEEN
                            NEW FRONTIER MEDIA, INC.
                                       AND
                                 MICHAEL WEINER
                                   (JULY 2007)

         This Amendment to Employment Agreement is dated as of July 11, 2007 (this "Amendment") and amends the Employment Agreement dated as of February 17, 2003, as amended by all amendments thereto (collectively, the "Employment Agreement"), between New Frontier Media, Inc. ("NFM") and Michael Weiner ("Executive"). Unless otherwise defined in herein, all capitalized terms used herein shall have the meaning ascribed to them in the Employment Agreement.
                                                    Recitals

         Executive and NFM have agreed to amend the Employment Agreement as set forth in this Amendment.

                                    Agreement

         NOW, THEREFORE, in consideration of the foregoing, and other good and valuable consideration, including Executive's continued employment with NFM, the receipt and sufficiency of which are hereby acknowledged, Executive and NFM hereby agree as follows:

         1. Section 2(B)(ii) of the Employment Agreement is amended and restated in its entirety to read as set forth below:

                  (ii)    Bonus.

                     (a) Bonus based on objective criteria: In addition to Executive's Base Salary, Executive shall be entitled to annual bonuses for the fiscal years ending March 31, 2008 and March 31, 2009, in amounts to be determined based on performance criteria established by the NFM compensation committee of the Board of Directors (the "Committee") in its sole discretion. The performance criteria for each fiscal year covered by this Agreement shall be set by the Committee to the extent reasonably practicable within 60 days of the commencement of such fiscal year and in any event no later than 75 days after the commencement of such fiscal year and shall be set in accordance with the following process: After the Committee receives a budget for such fiscal year, the Committee shall provide to Executive proposed performance criteria for Executive's comments. Following receipt of the proposed performance criteria,

         Executive shall have two weeks to provide to the Committee Executive's comments concerning the proposed performance criteria. The Committee shall consider Executive's comments and shall thereafter provide to Executive the final performance criteria as set by the Committee for such fiscal year.

                  The bonus based on objective criteria shall be in an amount up to, but no greater than, an amount equal to one-third of Executive's Base Salary for the applicable fiscal year then ending.

                  (b) Discretionary bonus: In addition to Executive's Base Salary and any bonus based on objective criteria, the Committee may, in its sole discretion, award to Executive additional annual bonus(es). Any discretionary bonus shall be shall be set by the Committee in an amount up to, but no greater than, an amount equal to two-thirds of Executive's Base Salary for the applicable fiscal year then ending.

                  (c) All bonuses payable to Executive pursuant to subsections
         (a) and (b), above, shall be paid within two and one-half (2 1/2) months of the end of the fiscal year for which they are awarded. No discretionary bonus shall be payable to Executive in connection with a fiscal year if Executive's employment terminates for Cause prior to the end of the fiscal year. Discretionary bonuses following termination prior to the end of the fiscal year for reasons other than Cause may be paid depending upon the exercise of Committee discretion pursuant to
         Section 2(B)(ii)(b) above. No bonus based on objective criteria shall be payable to Executive if Executive's employment terminates for Cause prior to the achievement of the performance criteria set by the Committee. In the event of a termination for reasons other than Cause in the last quarter of a fiscal year, bonuses based on objective criteria shall be prorated based upon the number of months worked in the fiscal year if Executive has achieved, or is on track to achieve, the applicable criteria.

         2. Section 4 of the Employment Agreement is amended by inserting a new subsection (F) at the end thereof to read in its entirety as set forth below:

                  (F) If Executive is a "specified employee" within the meaning of Section 1.409A-l(i) of the Treasury Regulations promulgated under the Internal Revenue Code of 1986, as amended (the "Code"), as of the Date of Termination, then payments to Executive hereunder shall not be made before the date that is six months after the Date of Termination (or if earlier, the date of death of Executive); provided, however, that during such six-month period, NFM shall make any and all payments contemplated hereunder to the extent such payments do not exceed two times the lesser of (i) Executive's annualized compensation, based upon the annual rate of compensation for the calendar year preceding the year in which the Date of Termination occurs, or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(l 7) of the Code for the year in which the Date of Termination occurs; and provided further that any amounts deferred hereunder shall be paid in a lump-sum amount at the expiration of such six-month period.

         3. Section 5(A)(iii) of the Employment Agreement is amended by inserting immediately prior to the period at the end thereof the following clause:

         to an unrelated party (as contemplated by Section 1
         .409A-3(i)(5)(vii)(3) of the Treasury Regulations promulgated under the
         Code).

         4. All other terms and conditions of the Employment Agreement shall remain in full force and effect. This Amendment, together with the Employment Agreement, contains all the terms and conditions agreed upon by the parties hereto regarding the subject matter hereof and thereof. All prior agreements, promises, negotiations and representations, either oral or written, relating to the subject matter of this Amendment or the Employment Agreement not expressly set forth in this Amendment or the Employment Agreement are of no force or effect.

         5. Any waiver, alteration or modification of any of the terms of this Amendment or the Employment Agreement shall be valid only if made in writing and signed by the parties hereto.

         6. This Amendment shall be governed by and construed in accordance with the internal laws of the State of Colorado applicable to agreements made and to be performed entirely within the State, without regard to conflict of law principles.

         7. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

           NEW FRONTIER MEDIA INC.                            EXECUTIVE

           By: /s/ Karyn Miller                               /s/ Michael Weiner
               -----------------                              ------------------
           Name: Karyn L. Miller                              Michael Weiner
                 ---------------
           Title: CFO
                  --------------